Exhibit 99.1

PRESS RELEASE

INVESTOR CONTACT:

Lisa L. Ewbank

Synopsys, Inc.

650-584-1901

Synopsys-ir@synopsys.com

EDITORIAL CONTACT:

Carole Murchison

Synopsys, Inc.

650-584-4632

carolem@synopsys.com

Synopsys to Repatriate $775-$850 Million of International Cash

Updating GAAP targets; No Change to Non-GAAP targets

MOUNTAIN VIEW, Calif. – September 8, 2017 – Synopsys, Inc. (Nasdaq: SNPS) today announced that its board of directors has approved a plan to repatriate approximately $775 to $850 million of cash currently held offshore during the fourth quarter of fiscal year 2017. The repatriation is planned in anticipation of potential corporate tax reform, and the company expects to be able to realize the benefit of its existing R&D tax credits to reduce the tax payment on the repatriation. Synopsys expects to record a one-time tax expense, excluded from non-GAAP results, of approximately $160 to $180 million in the fourth quarter of fiscal year 2017. The related tax payment (after credits) of approximately $40 to $50 million is expected to be paid in the first half of fiscal year 2018.

Synopsys plans to use the repatriated cash consistent with its current capital allocation strategy: a combination of funding its operations, stock repurchases, acquisitions, and debt repayment.

As a result of the anticipated one-time tax expense, Synopsys is updating its GAAP earnings per share targets for the fourth quarter and fiscal year 2017. The company is not changing its non-GAAP targets, as this one-time tax expense will be excluded from its non-GAAP results.

New GAAP earnings per share target ranges:

•	Q4 GAAP earnings (loss) per share: $(0.91) – $(0.71)
•	FY 2017 GAAP earnings per share: $0.75 – $0.95

About Synopsys

Synopsys, Inc. (Nasdaq: SNPS) is the Silicon to Software™ partner for innovative companies developing the electronic products and software applications we rely on every day. As the world’s 15th largest software company, Synopsys has a long history of being a global leader in electronic design automation (EDA) and semiconductor IP and is also growing its leadership in software security and quality solutions. Whether you’re a system-on-chip (SoC) designer creating advanced semiconductors, or a software developer writing applications that require the highest security and quality, Synopsys has the solutions needed to deliver innovative, high-quality, secure products. Learn more at www.synopsys.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding the expected benefits of the repatriation plan, the target GAAP earnings per share for the fourth quarter and fiscal year 2017, and the expected timing of the tax payment. Forward-looking statements are subject to both known and unknown risks and uncertainties that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such risks and uncertainties include, among others, Synopsys’ ability to execute the repatriation plan successfully and in the timeframe intended, Synopsys’ ability to realize its existing R&D tax credit; and the other risks and uncertainties set forth in the Risk Factors section of Synopsys’ most recently filed Quarterly Report on Form 10-Q. Synopsys assumes no obligation to update any forward-looking statement contained in this press release.

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